EXHIBIT 99.1

FOR IMMEDIATE RELEASE
February 27, 2004

Contact:  Anthony Monteverdi
          President and Chief Executive Officer
          (718) 677-4414

Flatbush Bancorp Inc. Reports Earnings for Quarter and Year Ended December 31, 2003

Brooklyn, NY, Flatbush Bancorp Inc., (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings & Loan Association ("the Association"), announced consolidated net income of $43,000 or $0.02 per share, for the quarter ended December 31, 2003 as compared to $31,000 for the same quarter in 2002. Net income for the year ended December 31, 2003 was $81,000 compared to $330,000 for the year ended December 31, 2002. On October 20, 2003, the Company issued 2,314,375 shares of common stock consisting of 1,226,619 shares to the Flatbush Federal MHC, 87,020 shares to the Employee Stock Ownership Plan (ESOP) and 1,000,736 shares to eligible depositors at $8.00 per share. The Company received net proceeds of $7.1 million, exclusive of reorganization and offering expenses of $900,000. Earnings per share is calculated beginning with the date of the reorganization and offering, therefore, no earnings per share is reported for prior periods.

The Company's assets as of December 31, 2003 were $142.7 million, an increase of $1.2 million or 0.8% from $141.5 million at December 31, 2002. Net loans receivable increased 0.30% to $90.6 million at December 31, 2003 from $90.3 million at December 31, 2002. Mortgage-backed securities increased $3.5 million to $5.5 million at December 31, 2003 from $2 million in 2002. In 2003, the Association experienced high volumes of prepayments from long-term investments and loans, which resulted in cash and cash equivalents increasing by $17 million to $29.2 million at December 31, 2003, up from $12.2 million at December 31, 2002. Net proceeds of $7.1 million from the reorganization and offering also contributed to the increase in cash and cash equivalents. During the period of historically low interest rates in 2003, management opted to maintain a high level of its assets in liquid investments rather than in long-term investments and loans.

Total deposits decreased $5.3 million to $126.0 at December 31, 2003 from $131.3 million as of December 31, 2002. $2.3 million of the decline were deposits that converted to common stock. Other deposit outflows may be attributed to the impact of the reorganization and offering.

Total stockholders' equity increased $7.2 million to $15.6 million at December 31, 2003 from $8.4 million at December 31, 2002. The increase primarily reflects the impact of the reorganization and offering, receipt of $7.8 million in net proceeds, a decrease in other comprehensive loss by $145,000 and net income of $81,000, partially offset by ESOP expense in the amount of $687,000.

INCOME INFORMATION - Three-month periods ended December 31, 2003 and 2002

Net income increased by $12,000 to $43,000 for the quarter ended December 31, 2003 from $31,000 for the same quarter in 2002. The increase in earnings for the quarter was primarily due to decreases of $183,000 in interest expense, $10,000 in non-interest expense, partially offset by decreases of $96,000 in interest income and $36,000 in non-interest income. For quarter ended December 31, 2003, the Association had a lower average balance of interest-bearing liabilities, reflecting withdrawals in connection with the reorganization and offering. This resulted in lower interest expense for the three months ended December 31, 2003. The decline in non-interest income is partially attributed to a $20,000 decrease in the gain on sale of loans, and $16,000 decrease in miscellaneous non-interest income. No sale of loans were made during the quarter ended December 31, 2003.

Non-interest expense decreased $10,000 to $1.1 million for quarter ended December 31, 2003. Legal expenses for quarter ended December 31, 2003 were $80,000 less than the same period in 2002. As an offset, salary and benefits increased by $85,000 to $716,000 in 2003 from $631,000 in 2002, which includes a $14,000 ESOP expense for the fourth quarter 2003. Miscellaneous non-interest expense decreased by $5,000.

INCOME INFORMATION - Year ended December 31, 2003 and 2002

Net income decreased by $249,000 to $81,000 for the year ended December 31, 3003 from $330,000 for the same period in 2002. Net interest rate spread decreased by 76 basis points to 2.85% from 3.61% while the net interest margin decreased 69 basis points to 3.10% from 3.79%. The decrease in net interest rate spread and net interest margin reflects the downward repricing of interest-earning assets in excess of the repricing cost of funds. The declining interest rate environment significantly affected the Association's net interest income as long-term, higher yielding investments repay and reprice downward and loans originate or refinance at lower rates.

Non-interest income decreased by $26,000 to $284,000 in 2003 from $310,000 in 2002. The decline was partially caused by the $12,000 decrease in gain on sale of loans. In 2003, the Association experienced diminished activity in fee-generating transactions resulting in a decrease of $14,000 in miscellaneous non-interest income.

Non-interest expense increased by $10,000 to $4.57 million in 2003 from $4.56 million in 2002. Salary and benefits increased by $110,000 to $2.73 million in 2003 from $2.63 million in 2002. The increase includes a $14,000 ESOP expense for year ended 2003. As an offset, legal expenses decreased by $120,000 in 2003. Miscellaneous non-interest expenses increased by $20,000.

The provision for loan losses was $8,000 for the year ended 2003. The allowance for loan losses totaled $180,000 at December 31, 2003 and $174,000 at December 31, 2002. The provision reflected risks associated with our SBA loans and credit card accounts. There were no additional loan loss provisions warranted for the Association's mortgage loan portfolio.

Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

                                              At December 31,
                                          2003             2002
                                       ----------       ----------
                                               (in thousands)

Total Assets...................        $  142,719       $  141,474
Loans Receivable...............            90,571           90,276
Investment Securities..........            14,212           33,855
Mortgage-backed Securities.....             5,521            2,002
Cash and Cash Equivalents......            29,260           12,230
Deposits.......................           126,032          131,338
Stockholders Equity............            15,626            8,371


SELECTED OPERATING DATA

                                              At or For The Years              At or For The Three
                                              Ended December 31,            Months Ended December 31,
                                             2003             2002            2003             2002
                                          ---------        ---------       ---------        ---------
                                                                 (in thousands)

Total Interest Income................     $   6,723       $  7,646         $   1,720        $  1,816
Total Interest Expense...............         2,271          2,804               517             700
Net Interest Income..................         4,452          4,842             1,203           1,116
Provision for Loan Loss..............            (8)            (3)                0              (1)
Non-interest Income..................           284            310                57              93
Non-interest Expense.................         4,570          4,559             1,191           1,201
Income Taxes.........................            77            260                26             (24)
Net Income...........................     $      81       $    330         $      43        $     31

PERFORMANCE RATIOS

Return on Average Assets.............           0.05%          0.25%            0.12%           0.09%
Return on Average Equity.............           0.78%          3.89%            1.10%           1.45%
Interest Rate Spread.................           2.85%          3.61%            3.24%           3.20%

ASSET QUALITY RATIOS

Allowance for Loan Losses to Total
   Loans Receivable..................           0.20%          0.19%            0.20%           0.19%
Non-performing Loans to Total Assets.           0.03%          0.24%            0.03%           0.24%

CAPITAL RATIO

Equity to Total Assets...............          10.95%          5.92%
